Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s ID (CNPJ/MF) No. 76.535.764/0001-43

Company Registry (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, hereby informs that it has received, on this date, two correspondences from JPG GESTÃO DE RECURSOS LTDA. and JGP GESTÃO PATRIMONIAL LTDA., the first dated of March 7, 2018 and the second on this date, as transcribed below:

“NOTICE TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with the CNPJ/MF under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, acting hereby as managers of investment funds and non-resident investors, whose legal representative in Brazil is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 (“Investors”), in accordance with CVM Instruction No. 358/2002, amended by CVM Instructions No. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, hereby informs that, as a result of trades made in the past days at the Bolsa de Valores de São Paulo – BOVESPA, the Investors sold common stock of Oi S.A. (the “Company”) and now owns 32,683,762 (thirty two million, six hundred and eighty three thousand, seven hundred and sixty-two) of the Company’s common stock. The aforementioned ownership represents 4.89% (four point eighty nine percent) of the Company’s common stock.

We further inform that the investors hold 1,583,038 (one million, five hundred and eighty-three thousand and thirty-eight) common shares referenced by unsecured derivatives instruments with exclusive financial liquidation.

The abovementioned trades do not aim to change the ownership of control or administrative structure of the Company. There is no understanding or agreement among the Investors regarding the exercise of voting rights or the purchase and sale of the securities issued by the Company.”

*****

“NOTICE TO THE MARKET

JGP GESTÃO DE RECURSOS LTDA., enrolled with the CNPJ/MF under No. 02.312.792/0001-65, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, and JGP GESTÃO PATRIMONIAL LTDA., enrolled with the CNPJ/MF under No. 09.262.533/0001-16, with headquarters in the City and State of Rio de Janeiro at Rua Humaitá, No. 275, 11th floor (part) and 12th floor, acting hereby as managers of investment funds and non-resident investors, whose legal representative in Brazil is BNY Mellon Serviços Financeiros DTVM S.A., enrolled with the CNPJ/MF under No. 02.201.501/0001-61 (“Investors”), in accordance with CVM Instruction No. 358/2002, amended by CVM Instructions No. 369/02, 449/07, 547/14, 552/14, 568/15 and 590/17, hereby informs that, as a result of trades made in the past days at the Bolsa de Valores de São Paulo – BOVESPA, the Investors purchased common stock of Oi S.A. (“Company”),now owning 34,383,662 (thirty-four million, three hundred and eighty-three thousand, six hundred and sixty-two) shares of the Company’s common stock. The aforementioned ownership represents 5.15% (five point fifteen percent) of the Company’s common stock.

We further inform that the investors hold 1,583,038 (one million, five hundred and eighty-three thousand and thirty-eight) common shares referenced by unsecured derivatives instruments with exclusive financial liquidation.

The abovementioned purchases do not aim to change the ownership of control or the  administrative structure of the Company. There is no agreement or contract among the Investors regulating the exercise of voting rights or the purchase and sale of the securities issued by the Company.”

Rio de Janeiro, March 08, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer